EXHIBIT 10.1
Form of Amendment to Grant Agreement for Executive Performance Plan

The Grant Agreements for your Executive Performance Plan Unit Grants for the 2011 – 2013, 2012 – 2014 and 2013 – 2015 performance cycles have been amended by replacing the second to the last sentence of Paragraph 4 with the following sentence:
“In the event that you incur a Severance (as defined in the 2013 Performance Plan) before or during a Performance Period, the Units with respect to any such Performance Period shall be deemed to have been fully earned at the target amount of the award opportunity specified on the grant summary page, and in the event that you incur a Severance on or prior to the Vesting Date but after completion of a Performance Period, the Units with respect to any such completed Performance Period shall be deemed to have been fully earned in the amount determined by the Compensation Committee following the end of the Performance Period, and in each case shall be paid within 30 days after your Severance.”